                                                                  EXHIBIT (11)

                        INDEPENDENT AUDITORS' CONSENT

    We consent to the use in this Post-Effective Amendment No. 65 to the Registration Statement of Eaton Vance Municipals Trust (1933 Act File No. 33-572) on behalf of EV Marathon Arizona Municipals Fund, EV Marathon Colorado Municipals Fund, EV Marathon Connecticut Municipals Fund, EV Marathon Michigan Municipals Fund, EV Marathon Minnesota Municipals Fund, EV Marathon New Jersey Municipals Fund, EV Marathon Pennsylvania Municipals Fund and EV Marathon Texas Municipals Fund of our report dated August 23, 1996, relating to EV Marathon Arizona Municipals Fund, EV Marathon Colorado Munic-ipals Fund, EV Marathon Connecticut Municipals Fund, EV Marathon Michigan Municipals Fund, EV Marathon Minnesota Municipals Fund, EV Marathon New Jersey Municipals Fund, EV Marathon Pennsylvania Municipals Fund and EV Marathon Texas Municipals Fund, and of our report dated August 23, 1996, relating to Arizona Municipals Portfolio, Colorado Municipals Portfolio, Connecticut Municipals Portfolio, Michigan Municipals Portfolio, Minnesota Municipals Portfolio, New Jersey Municipals Portfolio, Pennsylvania Municipals Portfolio and Texas Municipals Portfolio, which reports are included in the Annual Report to Shareholders for the year ended July 31, 1996 which is incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement.

149 1 1125 2508 B149 1 1125 2505 B149 1 1125 2608 BWe also consent to the reference to our Firm under the heading "The Funds" Financial Highlights" in the Prospectus and under the captions "Independent Certified Public Accountants" and "Financial Statements" in the Statement of Additional Information of the Registration Statement.

                                             /s/ Deloitte & Touche LLP
                                                 DELOITTE & TOUCHE LLP

May 30, 1997
Boston, Massachusetts